Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS IMPROVED OPERATING RESULTS

FOR THE 2018 FOURTH QUARTER

OKLAHOMA CITY, Oklahoma…February 26, 2019… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter ended December 31, 2018.

Fourth Quarter Highlights

•

Net sales of $94.7 million for the fourth quarter of 2018, compared to adjusted net sales(1) of $72.3 million for the fourth quarter of 2017 ($88.9 million was originally reported for the fourth quarter of 2017, which excludes $16.6 million for the comparative impact to revenue from new revenue recognition standards adopted in 2018 primarily related to the Baytown facility, that are not reflected in prior year financials).

•	Net loss from continuing operations of $13.0 million for the fourth quarter of 2018, compared to net loss of continuing operations of $0.2 million for the fourth quarter of 2017.

•

Adjusted EBITDA(1) of $23.3 million for the fourth quarter of 2018, compared to $1.0 million for the fourth quarter of 2017 ($0.3 million was originally reported for the fourth quarter of 2017 including $0.6 million of consulting costs and $0.1 million of turnaround).

“Our fourth quarter results were consistent with our expectations headed into the period and improved significantly relative to the 2017 fourth quarter,” stated Mark Behrman, LSB’s President and CEO. “Net sales and adjusted EBITDA increased as compared to last year driven by stronger pricing across our agricultural and industrial products and stronger overall sales volumes, partially offset by the impact of a spike in natural gas prices that occurred in the latter half of the quarter that impacted us by approximately $5 million.”

“We were pleased with the operating rates of all three of our facilities. Cherokee’s ammonia plant ran at a 93% on-stream rate for the quarter and 94% for the full year. Pryor’s ammonia plant delivered a 97% on-stream rate for the quarter and for the second half of 2018, and for the full year ran at 89%. This was Pryor’s best full year performance since LSB brought the facility online in 2010, which we view as an indication that the leadership changes and reliability investments we’ve made, coupled with the maintenance management systems, procedures, and preventative maintenance programs we’ve been implementing are yielding positive results. While we anticipate that Pryor may have periods of unscheduled downtime during 2019 as we continue to take actions to develop its long-term reliability, we expect these periods of downtime to be of less magnitude and frequency going forward. We believe we are on the right path towards achieving Pryor’s potential to generate a consistent mid-90s on-stream rate for its ammonia plant beginning in 2020. El Dorado’s ammonia plant also performed well, operating at a 98% on-stream rate in the fourth quarter and 88% for the full year, also showing continued operating improvement as compared to 2017.”

Mr. Behrman continued, “We realized year-over-year pricing improvement for all of our major agricultural product categories during the fourth quarter, with net pricing per ton for agricultural ammonia, UAN, and HDAN rising 47%, 45%, and 18% respectively, reflecting the continued absorption of new domestic production capacity along with reduced volumes of low-priced product being imported into the U.S.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

“Looking ahead to 2019, we expect continued year-over-year improvement in product pricing, albeit to a lesser degree than what we experienced in 2018. During the first two months of 2019, U.S. nitrogen prices have been trending downward due to weak demand for ammonia following a fall application season that was hampered by a delayed harvest and very wet weather across the corn belt. As a result, U.S. inventories of ammonia and related products are now quite high, leading to a price decline that has continued into the early part of 2019 as heavy snow and extreme cold temperatures have delayed pre-spring applications. Despite these weather-related headwinds, we expect that a slowing of U.S. capacity expansions that we experienced over the past two years, coupled with global demand for corn that continues to outpace supply, along with what we believe will be a heavy spring fertilizer application season, will lead to solid fundamentals for the U.S. nitrogen market for 2019 as a whole. That is supported by sales prices of product sold in the first quarter of 2019 and sales prices of forward sales that are above those in the first quarter of 2018. Selling prices and volumes for our industrial products during the 2018 fourth quarter were also higher than the prior year’s fourth quarter, reflecting the continued strength of the U.S. economy and our increased sales efforts. Sales prices for our mining products were flat in the fourth quarter of 2018 as compared to the fourth quarter of 2017, however, volumes improved as a result of our efforts to expand our customer relationships and strengthen our marketing activities in this sector.”

“Our overall outlook for 2019 calls for continued year-over-year increases in our net sales and adjusted EBITDA,” Mr. Behrman concluded. “While the favorable pricing trends that we experienced in 2018 have slowed, we still expect to see increased product pricing, further improvement in the operations of our facilities, and the key benefits of our sales and marketing efforts, leading to higher sales volumes and stronger profitability and cash flow for the year.”

	Three Months Ended December 31,
	2018		2017
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Adjusted Net Sales(1)	Sector Mix	% Change
Agricultural	$40.9	43%	$32.4	45%	26%
Industrial	42.9	45%	29.9	41%	43%
Mining	11.0	12%	10.0	14%	10%

	$94.7		$72.3		31%

(1)

Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. However, if we had applied ASC 606 to these specific arrangements during the fourth quarter of 2017, net sales for these products would have been reduced by approximately $16.6 million as illustrated above. See Non – GAAP reconciliation section for more information.

Comparison of 2018 to 2017 periods:

•

Net sales of our agricultural products were up during the quarter relative to the prior year period driven by stronger pricing for agricultural ammonia, UAN, and HDAN, and to a lesser extent, higher sales volumes of Ammonia and UAN. The increased volumes were largely attributable to the higher on-stream rates at our Pryor facility, partially offset by a weak fall ammonia application.

•

Net sales of our industrial products increased due to higher selling prices for our industrial ammonia, which is principally indexed to Tampa pricing. This increase is primarily due to tighter ammonia supply resulting from a decline in the volume of imports into the U.S. Industrial product volumes also improved as compared to the fourth quarter of 2017 as a result of higher on-stream rates at our El Dorado facility. Mining products, particularly AN solution, saw modest volume improvement reflecting our sales and marketing efforts.

•

Operating loss and Adjusted EBITDA improved in the quarter relative to the prior year period primarily due to stronger product sales and the related improvement of fixed cost absorption from higher production rates despite an approximately $5 million impact from higher gas prices. Results were also impacted by increased SG&A costs related to continued litigation with a subcontractor that was involved in the expansion of our El Dorado facility. These headwinds were largely offset by a favorable settlement with a subcontractor responsible for past faulty work at our Pryor facility where the negative impact to our results was recognized in a prior year.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended December 31,
Product (tons sold)	2018	2017	% Change
Urea ammonium nitrate (UAN)	103,618	97,852	6%
High density ammonium nitrate (HDAN)	46,650	48,782	(4)%
Ammonia	19,070	13,821	38%
Other	2,023	4,801	(58)%

	171,361	165,256	4%

Average Selling Prices (price per ton) (A)
UAN	$180	$124	45%
HDAN	$240	$203	18%
Ammonia	$316	$215	47%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended December 31,
Product (tons sold)	2018	2017	% Change
Ammonia	67,919	51,572	32%
Nitric acid, excluding Baytown	35,870	25,375	41%
Other Industrial Products	7,552	8,665	(13)%

	111,341	85,612	30%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended December 31,
Product (tons sold)	2018	2017	% Change

LDAN/HDAN/AN solution	42,277	38,990	8%

Input Costs
Average natural gas cost/MMBtu	$3.46	$3.00	16%

Financial Position and Capital Expenditures

As of December 31, 2018, our total cash position was $26.0 million. Additionally, we had approximately $37.2 million of borrowing availability under our Working Capital Revolver. We generally have higher working capital needs in the fourth quarter as we build inventory going into the spring season. Additionally, during the fourth quarter, we delivered product to several customers with extended short-term payment terms as a means of optimizing our inventory and storage capacity heading into the spring season. We utilize the Working Capital Revolver to finance working capital fluctuations such as these, and, as a result, had approximately $10.0 million of borrowings on the facility at year-end which we expect to receive back in the first half of 2019 as we sell down the inventory and collect on receivables. Total long-term debt, including the current portion, was $425.2 million at December 31, 2018 compared to $409.4 million at December 31, 2017. The increase in long-term debt relates to the refinance of our senior notes which we completed in the second quarter of 2018. The aggregate liquidation value of the Series E Redeemable Preferred at December 31, 2018, inclusive of accrued dividends of $72.3 million, was $212.1 million.

Interest expense for the fourth quarter of 2018 was $11.1 million compared to $9.3 million for the same period in 2017, and full year 2018 interest expense was $43.1 million. The increase in interest expenses relates to the refinance of our senior notes which we completed in the second quarter of 2018.

Capital expenditures were approximately $9.9 million in the fourth quarter of 2018 and $37.0 million for the full year. For the full year of 2019, total capital expenditures are expected to be between $30 million and $35 million. This is inclusive of a new sulfuric acid converter at our El Dorado facility that we plan to install in the fourth quarter of 2019 at an approximate cost of $7.5 million. We expect this investment to significantly improve the reliability of that plant while increasing the production capacity from approximately 140,000 tons to 160,000 tons allowing us to take advantage of attractive market conditions. We are finalizing the equipment financing for this capital project.

Volume Outlook

The Company’s outlook for sales volumes for the full year 2019 are as follows:

Products	Full Year 2019 Sales (tons)	Full Year Actual 2018 Sales (tons)
Agriculture:
UAN	460,000 – 480,000	400,000
HDAN	280,000 – 300,000	284,000
Ammonia	95,000 – 115,000	82,000

Industrial, Mining and Other:
Ammonia	250,000 – 270,000	238,000
LDAN/HDAN and AN solution	175,000 – 195,000	181,000
Nitric Acid and Other Mixed Acids	100,000 – 120,000	110,000
Sulfuric Acid	130,000 – 150,000	137,000
DEF	15,000 – 25,000	13,000

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Wednesday, February 27, 2019 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President & Chief Executive Officer, Mark Behrman, Senior Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President of Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2019; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2018 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Senior Vice President and CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Twelve Months Ended December 31,

	December 31,		December 31,
	Three Months Ended		Twelve Months Ended
	2018	2017	2018	2017
	(In Thousands, Except Per Share Amounts)
Net sales	$94,730	$88,917	$378,160	$427,504
Cost of sales	82,319	99,121	362,325	422,038

Gross profit (loss)	12,411	(10,204)	15,835	5,466

Selling, general and administrative expense	15,031	8,238	40,811	34,990
Other expense (income), net	(137)	2,309	(1,951)	4,567

Operating loss	(2,483)	(20,751)	(23,025)	(34,091)

Interest expense, net	11,056	9,326	43,064	37,267
Loss on extinguishment of debt	—	—	5,951	—
Non-operating other expense (income), net	(1,258)	103	(1,554)	(306)

Loss from continuing operations before provision (benefit) for income taxes	(12,281)	(30,180)	(70,486)	(71,052)
Provision (benefit) for income taxes	764	(30,018)	1,740 (2)	(40,759)

Loss from continuing operations	(13,045)	(162)	(72,226)	(30,293)

Income from discontinued operations, net of taxes	—	1,076	—	1,076

Net income (loss)	(13,045)	914	(72,226)	(29,217)

Dividends on convertible preferred stocks	75	75	300	300
Dividends on Series E redeemable preferred stock	7,092	6,195	26,840	23,443
Accretion of Series E redeemable preferred stock	493	1,635	3,375	6,487

Net loss attributable to common stockholders	$(20,705)	$(6,991)	$(102,741)	$(59,447)

Income (loss) per common share:
Basic and diluted:
Loss from continuing operations	$(0.75)	$(0.30)	$(3.74)	$(2.22)
Income from discontinued operations, net of taxes	—	0.04	—	0.04

Net income (loss)	$(0.75)	$(0.26)	$(3.74)	$(2.18)

(1)

Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales and associated cost of sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. If we had applied ASC 606 to these specific arrangements during the fourth quarter and full year of 2017, net sales for these products would have been reduced by approximately $16.6 million and $65.4 million, respectively. ASC 606 had no net impact on operating income. See Non – GAAP reconciliation section for more information.

(2)

During the second quarter of 2018, we established a valuation allowance on a portion of our federal deferred tax assets (resulting in an income tax provision) since we currently believe that it is more-likely-than not that a portion of our federal deferred tax assets will not be able to be utilized.

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2018	2017
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$26,048	$33,619
Accounts receivable	67,043	59,873
Allowance for doubtful accounts	(351)	(303)

Accounts receivable, net	66,692	59,570
Inventories:
Finished goods	27,726	20,415
Raw materials	1,483	1,441

Total inventories	29,209	21,856
Supplies, prepaid items and other:
Prepaid insurance	10,924	10,535
Supplies	24,576	27,729
Prepaid and refundable income taxes	661	1,736
Other	8,303	8,695

Total supplies, prepaid items and other	44,464	48,695

Total current assets	166,413	163,740

Property, plant and equipment, net	974,248	1,014,038

Intangible and other assets, net	7,672	11,404

	$1,148,333	$1,189,182

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2018	2017
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,589	$55,992
Short-term financing	8,577	8,585
Accrued and other liabilities	42,129	35,573
Current portion of long-term debt	12,518	9,146

Total current liabilities	125,813	109,296

Long-term debt, net	412,681	400,253

Noncurrent accrued and other liabilities	8,861	11,691

Deferred income taxes	56,612	54,787

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $212,071,000 ($185,231,000 at December 31, 2017)	202,169	174,959
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued (31,280,685 shares issued at December 31, 2017)	3,128	3,128
Capital in excess of par value	198,482	193,956
Retained earnings	153,773	256,214

	358,383	456,298

Less treasury stock, at cost:
Common stock, 2,438,305 shares (2,662,027 shares at December 31, 2017)	16,186	18,102

Total stockholders’ equity	342,197	438,196

	$1,148,333	$1,189,182

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In Millions)
Net income (loss)	$(13.0)	$0.9	$(72.2)	$(29.2)
Plus:
Interest expense	11.1	9.3	43.1	37.3
Loss on extinguishment of debt	—	—	6.0	—
Depreciation, depletion and amortization	17.3	17.3	72.6	69.2
Provision (benefit) for income taxes	0.8	(30.0)	1.7	(40.8)
Income from discontinued operations	—	(1.1)	—	(1.1)

EBITDA	$16.1	$(3.6)	$51.2	$35.4

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with our 2018 reliability and purchasing initiatives. For comparative purposes, 2017 is also adjusted to remove the impact of businesses sold during 2017. We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance for comparative 2017 has also been adjusted to remove the impact of Turnaround maintenance costs. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In Millions)
EBITDA	$16.1	$(3.6)	$51.2	$35.4

Stock-based compensation	4.1	1.3	8.4	5.2
Severance costs	2.6	—	2.6	—
Derecognition of death benefit accrual	—	—	—	(1.4)
(Gain) Loss on sale of a business and other property and equipment	0.3	2.6	(1.6)	7.0
Fair market value adjustment on preferred stock embedded derivatives	(1.3)	—	(1.2)	—
Consulting costs associated with reliability and purchasing initiatives	1.4	0.6	3.8	0.6

Adjusted EBITDA	$23.2	$0.9	$63.1	$46.8
EBITDA from businesses sold	—	—	—	(2.6)

Adjusted EBITDA excluding businesses sold in 2017	$23.2	$0.9	$63.1	$44.3

Turnaround costs	0.1	0.1	9.8	1.3

Adjusted EBITDA excluding Turnaround costs	$23.3	$1.0	$72.9	$45.6

Net Sales Reconciliation

Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. As a result, we are presenting Adjusted Net Sales to show the impact of applying ASC 606 to certain arrangements for 2017 consistent with accounting treatment used for the same period in 2018. ASC 606 had no net impact on operating loss. Additionally, net sales are adjusted to remove revenue associated with businesses sold in 2017.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In Millions)
Net sales ($ in millions)
Agricultural	$40.9	$32.4	$187.2	$184.1
Industrial	42.9	46.5	148.6	196.0
Mining	11.0	10.0	42.4	38.8
Other	—	—	—	8.6

Total net sales	$94.7	$88.9	$378.2	$427.5

Impact of ASC 606 – Industrial	—	(16.6)	—	(65.4)
Revenue from businesses sold in 2017	—	—	—	(8.6)

Total adjusted net sales	$94.7	$72.3	$378.2	$353.5

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In Millions)
Agricultural sales	$40.9	$32.4	$187.2	$184.1

Less freight:	2.7	2.7	13.0	15.2

Net sales	$38.2	$29.7	$174.2	$168.9